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                                                                    EXHIBIT 99.1

                             FOR IMMEDIATE RELEASE
                           MOVED ON BUSINESS WIRE AND
                           PR NEWSWIRE APRIL 29, 1996

                      CSC TO MERGE WITH CONTINUUM IN SHARE

                        EXCHANGE VALUED AT $1.5 BILLION


         EL SEGUNDO, CA and AUSTIN, TX, April 29 -- Computer Sciences Corporation (NYSE:CSC) and The Continuum Company, Inc. (NYSE:CNU) announced today they have signed a definitive agreement for CSC to merge with Continuum in a share exchange to be accounted for as a pooling-of-interests. Shareholders of CNU will receive 0.79 of a share of CSC for each share of CNU. The agreement, which has been unanimously approved by the boards of directors of both companies, will add a leading insurance and banking industry software and services company to CSC's wide range of commercial activities.

         CNU had pro forma revenues of approximately $490 million for the twelve months ended December 31, 1995, reflecting the March 1996 acquisition of Hogan Systems. Hogan Systems is a banking industry software and services company.

         For the purposes of the combination (which is expected to be tax-free to CNU shareholders), CNU had approximately 24.2 million shares outstanding as of April 25, 1996. On the basis of 0.79 shares of CSC for each share of CNU, shareholders of CNU would receive approximately 19.1 million shares of CSC stock for a total consideration of approximately $1.5 billion based on CSC's closing price on Friday, April 26, of $78 1/8. CSC also will assume all of CNU's outstanding options at the same exchange ratio.

         The transaction requires the approval of the shareholders of both CSC and CNU, as well as customary regulatory approvals. The companies said that DST Systems, Inc., a Continuum shareholder owning approximately 23% of the company, has agreed to vote its shares in favor of the transaction.

         Van B. Honeycutt, CSC's president and chief executive officer, said:

         "This strategic business combination is a compelling fit of markets, technologies, services and products. The addition of Continuum will greatly enhance our increasing focus on the financial services marketplace, where we see enormous potential for information technology services in the
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CSC and Continuum - Page 2                                        April 29, 1996


insurance, banking and other financial services sectors. Continuum catapults us into a strong position in financial services and continues the shift of our business toward the commercial sector."

         W. Michael Long, chief executive officer of Continuum, said:

         "As the lines that differentiate insurance, banking, securities and mutual funds blur, we firmly believe that technology is the key to enabling financial services providers to effectively deliver the full range of products and services their customers expect. CSC is the ideal merger partner for Continuum. By teaming with CSC, we gain the critical mass to better capitalize on the significant marketplace potential and to pursue even larger and more attractive opportunities to propel our growth. Our combined capabilities will allow us to realize the potential faster than we could have individually."

         Under the terms of the agreement, Continuum will retain its name and its Austin headquarters and become a subsidiary of CSC. Continuum's management team will remain with the company, with Long continuing to serve as chief executive officer reporting to Honeycutt.

         CSC and CNU said they expect to schedule shareholder meetings this summer to vote on the proposed transaction. CSC also will ask its shareholders to increase the number of authorized shares of common stock from 75 million to 275 million. CSC had 56.0 million shares outstanding at the close of its fiscal year ended March 29, 1996.

         CNU is an international consulting and computer services firm headquartered in Austin, Texas, with offices in 17 countries serving the needs of the global financial services industry for computer software and services. Continuum has approximately 4,200 employees worldwide, serving the needs of more than 850 financial institutions located in more than 40 countries.

         Computer Sciences Corporation had $4.1 billion in annual revenues for the 12 months ended Dec. 29, 1995. The company is headquartered in El Segundo, California, and has 34,000 employees in 575 offices worldwide. CSC provides clients with a wide range of professional services including management consulting; business reengineering information systems consulting and integration; and outsourcing.